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CHIQUITA BRANDS INTERNATIONAL, INC.                      EXHIBIT  11

COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except per share amounts)

                                            Year Ended December 31,
                        1993         1992        1991        1990       1989
A. Computation
   of primary
   earnings
   (loss) per
   common share:

Income (loss)
   from
   continuing
   operations      $ (51,081)  $ (221,708)  $ 110,909    $ 95,831   $ 83,840

Income (loss)
   from
   discontinued
   operations             --      (62,332)     17,586      (1,913)   (16,073)

Net income
   (loss) used
   to calculate
   primary
   earnings
   per share       $ (51,081)  $ (284,040)  $ 128,495    $ 93,918   $ 67,767

Shares used in
   calculation
   of per share
   data:

Weighted average
   common and
   equivalent
   Series C
   preference
   shares
   outstanding        51,427       51,804      47,834      40,100   38,751

Dilutive effect
   of assumed
   exercise of
   certain stock
   options and
   warrants               --           --       2,548       1,989      1,037

Weighted average
   common shares
   used to
   calculate
   primary
   earnings
   (loss) per
   share              51,427       51,804      50,382      42,089     39,788

Primary earnings
(loss) per
common share:
- -  Continuing
   operations      $    (.99)  $    (4.28)  $    2.20    $   2.28   $   2.10
- -  Discontinued
   operations             --        (1.20)        .35        (.05)      (.40)
- -  Net income
   (loss)          $    (.99)  $    (5.48)  $    2.55    $   2.23   $   1.70

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CHIQUITA BRANDS INTERNATIONAL, INC.               EXHIBIT 11 (cont.)
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except per share amounts)

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

                                            Year Ended December 31,
                        1993         1992        1991        1990       1989
B. Computation
   of fully
   diluted
   earnings
   (loss)
   per common
   share:

Income (loss)
   from
   continuing
   operations      $ (51,081)  $ (221,708)  $ 110,909    $ 95,831   $ 83,840

Additional
   income as
   a result
   of assumed
   conversion
   of
   convertible
   debentures             --           --       4,836       1,175      2,064

Income (loss)
   from
   continuing
   operations
   used to
   calculate
   fully
   diluted
   earnings
   per share         (51,081)    (221,708)    115,745      97,006     85,904

Income (loss)
   from
   discontinued
   operations             --      (62,332)     17,586      (1,913)   (16,073)

Net income
   (loss) used
   to
   calculate
   fully
   diluted
   earnings
   per share       $ (51,081)  $ (284,040)  $ 133,331    $ 95,093   $ 69,831

Shares used in
   calculation
   of per share
   data:

Weighted
   average
   common
   shares
   used to
   calculate
   primary
   earnings
   (loss)
   per share          51,427       51,804      50,382      42,089     39,788

Additional
   shares
   resulting
   from
   assumed
   exercise
   of options
   and assumed
   conversions
   of
   convertible
   subordinated
   debentures             --           --       2,530       1,201      2,124

Weighted
   average
   common
   shares
   used to
   calculate
   fully
   diluted
   earnings
   (loss)
   per share          51,427       51,804      52,912      43,290     41,912

Fully
   diluted
   earnings
   (loss)
   per common
   share:
- -  Continuing
   operations      $    (.99)  $    (4.28)  $    2.19    $   2.24   $   2.05
- -  Discontinued
   operations             --        (1.20)        .33        (.04)      (.38)
- -  Net income
   (loss)          $    (.99)  $    (5.48)  $    2.52    $   2.20   $   1.67

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